Exhibit 10.9
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

SCHEDULING AND ASSET OPTIMIZATION SERVICES AGREEMENT
BETWEEN

PPM ENERGY, INC.

on the one hand

AND

MMC ENERGY NORTH AMERICA LLC
MMC CHULA VISTA LLC
MMC ESCONDIDO LLC

on the other hand

Dated June 7, 2006

SCHEDULING AND ASSET OPTIMIZATION SERVICES AGREEMENT

THIS SCHEDULING AND ASSET OPTIMIZATION SERVICES AGREEMENT (this “Agreement”), entered into this 7th day of June, 2006, is between PPM Energy, Inc., an Oregon corporation (“PPM”) on the one hand, and MMC Energy North America LLC, a Delaware limited liability company (“MMCN”), MMC Chula Vista LLC, a Delaware limited liability company (“MMCC”), and MMC Escondido LLC, a Delaware limited liability company (“MMCE”; each and all of MMCN, MMCC and MMCE intending to be fully and independently, and jointly and severally, liable for each and all of the obligations of each and all of MMCN, MMCC and MMCE, and collectively herein referred to as “MMC”; each reference to MMC means and includes any one or more of MMCN, MMCC, or MMCE as applicable) on the other hand. MMC and PPM are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, PPM is in the business of energy and gas marketing, and provides services to optimize the fuel use and dispatch of electric generating facilities; and

WHEREAS, MMC wishes to hire PPM to perform scheduling and asset optimization services for the Chula Vista Facility and Escondido Facility;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

SECTION 1
DEFINITIONS; RULES OF INTERPRETATION

1.1 Defined Terms. Unless otherwise required by the context in which any term appears, initially capitalized terms used herein shall have the following meanings:

“AAA” is defined in Section 21.2.

“Affiliate” means, with respect to any entity, each entity that directly or indirectly controls, is controlled by, or is under common control with, such designated entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Pricing Date” is defined in Section 10.1.

“Budgeted Expectations” is defined in Section 6.1.

“Budgets” is defined in Section 6.1.

“CAISO” means the California Independent System Operator Corporation.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“CAISO Protocols” means all present and future protocols as in effect from time to time under the authority of the CAISO.

“CAISO Tariff” means all present and future protocols as in effect from time to time under the authority of the CAISO.

“CEC” means the California Energy Commission.

“Chula Vista Facility” is an approximately 35 MW gas-fired electric generating facility owned by MMCC located in Chula Vista, California.

“Commercial Operation” means for each Facility that the Facility is fully operational and reliable and is fully interconnected, fully integrated, and synchronized with, and lawfully permitted to deliver wholesale energy to, the System. MMC and PPM shall agree as to when MMC believes that the Facility has achieved Commercial Operation, anticipated to be June 1, 2006. In order to meet the requirements for Commercial Operation, all of the following events shall have occurred and remain true and accurate: (1) Start-Up Testing of the Facility shall have been completed; (2) MMC has obtained or entered into all Required Facility Documents except where the failure to obtain or enter into a Required Facility Document would not result in a Material Adverse Effect and provided PPM copies of any or all of the Material Facility Documents to the extent reasonably requested by PPM; and (3) the Facility is staffed 24 hours a day, seven days a week, or with remote start capability and otherwise able to dispatch instantaneously to precision Net Output and dispatch schedules as provided herein.

“Commercial Operation Date” means the date that Commercial Operation is achieved.

“Confidential Business Information” is defined in Section 20.1.

“Contract Interest Rate” means the lesser of the highest rate permitted under applicable law or 200 basis points per annum plus the rate per annum equal to the publicly announced prime rate or reference rate for commercial loans to large businesses in effect from time to time quoted by Citibank, N.A as its “prime rate”. If a Citibank, N.A. prime rate is not available, the applicable prime rate shall be the announced prime rate or reference rate for commercial loans in effect from time to time quoted by a bank with $10 billion or more in assets in New York City, N.Y., selected by the Party to whom interest is being paid.

“CPUC” means the California Public Utilities Commission

“Delivery Point” means for the Chula Vista Facility, Otay Substation Radial Tie Line TL6929 and for the Escondido Facility, Radial Tie Line 6933.

“Derating” means a reduction in Facility capacity or generating capability for any cause, including ambient air temperature, relative humidity, Btu heat content of fuel, gas pipeline pressure, shaft or other component vibration, excessive bearing temperatures, or combustion tuning..

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“EEI Agreement” means those certain Edison Electric Institute Master Agreements for the Purchase & Sale of Energy, with credit support and gas annexes, entered into by and between PPM on the one hand and MMCC and MMCE on the other hand, dated May 8, 2006.

“Effective Date” is defined in Section 2.1.

“Electric System Authority” means each of NERC, CAISO, WECC, a regional or sub-regional reliability council, and any other similar council, organization or body of recognized standing with respect to the operations of the electric system in the WECC region or part thereof.

“Energy Costs” is defined in Section 6.1. “Energy Revenue” is defined in Section 6.4.

“Escondido Facility” is an approximately 35 MW gas-fired electric generating facility owned by MMCE located in Escondido, CA.

“EWG” means an “exempt wholesale generator” as defined under PUHCA.

“Facility” means the Chula Vista Facility or the Escondido Facility, or both, as applicable.

“FERC” means the Federal Energy Regulatory Commission.

“FERC 203 Application” means an application to FERC of MMC under Section 203 of the Federal Power Act for Authorization to Dispose of Jurisdictional Facilities.

“FERC 205 Notice” means a “Notice of Change in Status” to be filed at FERC by PPM and its subsidiaries with market-rate authorization under Section 205 of the Federal Power Act referencing PPM’s entering into this Agreement.

“FIN 46” is defined in Section 12.11.

“Force Majeure” means an event of Force Majeure as defined and described in Section 18.1.

“Forced Outage” means NERC Event Types U1, U2 and U3, as set forth in attached Exhibit N, and specifically excludes any Maintenance Outage or Planned Outage.

“Fuel Price” means the price of gas as calculated pursuant to Section 10.1.

“Gas Day” means a period of 24 consecutive hours, coextensive with a “day” as defined by the SoCalGas or SDG&E, as applicable.

“Gas Daily Midpoint Price” is defined in Section 10.1.

“General Order 167” means CPUC General Order No. 167 for the Enforcement of Maintenance and Operation Standards for Electric Generating Facilities effective September 2, 2005, as the same may be in effect from time to time.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Generation Interconnection Agreement” means the agreement entered into between MMC and Interconnection Provider for each Facility regarding the Interconnection Facilities.

“GMC” is defined in Section 8.1.1.

“Governmental Authority” means any supranational, federal, state or other political subdivision thereof, having jurisdiction over MMC, PPM or this Agreement, including any municipality, township or county, and any quasi-municipal agency or district or other entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any corporation or other entity owned or controlled by any of the foregoing.

“Interconnection Facilities” means the facilities installed, or to be installed, for the purpose of interconnecting the Facility to the System, including electrical transmission lines, upgrades, transformers and associated equipment, substations, relay and switching equipment, and safety equipment.

“Interconnection Provider” means SDG&E for the Chula Vista Facility, and SDG&E for the Escondido Facility.

“Letter of Credit” means an irrevocable standby letter of credit in a form reasonably acceptable to PPM, naming PPM as the party entitled to demand payment and present draw requests thereunder, which letter(s) of credit: (1) is issued by a Qualifying Institution; (2) by its terms, permits PPM to draw up to the face amount thereof for the purpose of paying any and all amounts owing by MMC hereunder; (3) if issued by a foreign bank with a U.S. branch, permits PPM to draw upon the U.S. branch; (4) permits PPM to draw the entire amount available thereunder if such letter of credit is not renewed or replaced at least 30 business days prior to its stated expiration date; and (5) permits PPM to draw the entire amount available thereunder if such letter(s) of credit are not increased, replaced or replenished as and when required herein.

“Liquidated Damages” is defined in Section 9.1.

“Local Transportation Shrinkage” means the Pipeline Shrinkage applicable to the SoCalGas or the SDG&E gas pipeline system, as applicable, used to deliver gas from the SoCal Border to the applicable Facility, expressed in MMBtu.

“Maintenance Outage” means NERC Event Type MO, as set forth in attached Exhibit N, and includes any Outage that is not a Forced Outage or a Planned Outage.

“Market-Place Dispatchable” means for each Facility the period of time during which it is operated and operational for market-driven dispatch, rather than operational dispatch, and shall exclude periods during which a Facility is not in Commercial Operation, is being tested or fine-tuned, has an Outage, or is otherwise unavailable or only available for operationally driven dispatch, rather than market-driven dispatch.

“Material Adverse Effect” means any event or condition that (A) actually has, or is reasonably likely to have, a significant adverse effect on (i) MMC’s ability to own, control or operate a Facility, (ii) PPM’s rights to dispatch the Facility, (iii) a Party’s required rights from third parties, or other necessary abilities to perform its obligations hereunder, (iv) a Facility’s ability to operate, generate and deliver Power Products to the Point of Delivery for transmission away from the Point of Delivery, (v) a Facility’s rights to transmit Power Products to or through the CAISO, (vi) the business, operations, properties assets, prospects or condition (financial or otherwise) of a Party, (B) ***.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Material Facility Document” means those documents, permits, and authorizations specified on Exhibit M.

“Mediation Notice” is defined in Section 21.2(a).

“Mediation Procedures” is defined in Section 21.2.

“MMC” is defined in the Recitals.

“MMCC” is defined in the Recitals.

“MMCE” is defined in the Recitals.

“MMCN” is defined in the Recitals.

“Monthly Fee” means $*** per month.

“MW” means megawatt.

“MWh” means megawatt hour.

“NERC” means the North American Electric Reliability Council.

“Net Energy Revenue” is defined in Section 6.4.

“Net Output” means all Output delivered at the Delivery Point.

“Operational Flow Order/Emergency Flow Order Day” or “OFO/EFO” means the Gas Day(s) declared by SoCal and or SDG&E as an OFO/EFO Gas Day pursuant to the respective tariff.

“Outage” means a Forced Outage, Maintenance Outage or Planned Outage.

“Output” means all energy and electricity produced by a Facility.

“Pacific Prevailing Time” or “PPT” means Pacific Standard Time or Pacific Daylight Time, as applicable on the day in question.

“Party” and “Parties” are defined in the Recitals.

“PPM” is defined in the Recitals.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Permits” means all of the permits, licenses, approvals, certificates, entitlements and other authorizations issued by, and notices and registrations submitted to, Governmental Authorities required for the ownership and operation of the Facility and occupancy of the Premises, including those specified in Exhibit 3.2.9, and all amendments, modifications, supplements, general conditions and addenda thereto.

“Pipeline Shrinkage” means the quantity of gas that SoCalGas or SDG&E, pursuant to their applicable tariffs, recover in-kind from their customers/shippers to offset gas used in their system operations.

“Pipeline Fixed Cost” means any fixed costs, fees, taxes or penalties specified in SoCalGas or SDG&E tariffs applicable to the delivery of gas to a Facility.

“Pipeline Variable Cost” means any variable costs, fees, taxes or penalties specified in SoCalGas or SDG&E tariffs applicable to the delivery of gas to a Facility, including Pipeline Shrinkage.

“Planned Outage” means NERC Event Type PO, as set forth in attached Exhibit N, and specifically excludes any Maintenance Outage or Forced Outage.

“Power Products” ***.

“Premises” means the real property on which the Facility is or will be located.

“Protocols” are set forth in Exhibit P.

“Prudent Electrical Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry or any of the practices, methods or acts, which, in the exercise of reasonable judgment in the light of the facts known at the time a decision is made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Electrical Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended from time to time and, in the case of full or partial repeal, successor laws and regulations, including those governing generation or transmission of electricity.

“Qualifying Institution” means a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof, or a United States branch of a foreign bank, with a net worth of at least $500,000,000 and a credit rating on its long-term senior unsecured debt of at least “A” by Standard & Poor’s Ratings Services or “A2” by Moody’s Investors Service, Inc.

“Resource Adequacy Requirements” means requirements applicable to California generating facilities generally pursuant to those California laws and regulations promulgated with the stated intent to ensure that adequate physical generating capacity dedicated to serving all load requirements to meet peak demand and planning and operating reserves, at or deliverable to locations and at times as may be necessary to ensure loan area reliability and system reliability, at just and reasonable rates.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Required Facility Documents” means all Permits and any other authorizations, rights, CAISO certifications and agreements now or hereafter necessary for the operation and maintenance of the Facility and the Premises and the generation and transmission for energy and receipt of gas, including those set forth in Exhibit 3.2.9. Nothing set forth in Exhibit 3.2.9 limits the obligations of MMC to obtain the Permits required hereunder.

“Requirements of Law” means any applicable federal, state and local law, statute, executive order, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any federal, state, local or other Governmental Authority or regulatory body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements).

“SDG&E” means San Diego Gas & Electric.

“Services” is defined in Section 4.1.

“SoCalGas” means the Southern California Gas Company.

“Standard Packages” means full-Gas Day physical deliveries of gas. Any group of contiguous Gas Days which are traded as one package shall be deemed a Standard Package and the quantity of gas delivered on each Gas Day included in such a Standard Package shall be the same. Contiguous Gas Days shall be treated as a Standard Package if the Parties reasonably expect such Gas Days to be listed next to the label “Flow date(s):” under the heading “Daily price survey ($/MMBtu)” in the applicable Platts Gas Daily publication or its successors. Examples of contiguous Gas Days, which are usually traded as one package, are Saturdays, Sundays, and Mondays.

“Start Costs” is defined in Section 6.2.

“Start-Up Testing” means the start-up tests for the Facility.

“System” means the electric transmission substation and transmission and/or distribution facilities owned, operated or maintained by Transmission Provider, which includes the circuit reinforcements, extensions, and associated terminal facility reinforcements or additions required to interconnect the Facility, all as set forth in the Generation Interconnection Agreement.

“Term” is defined in Section 2.1.

“Test Energy” means any Output during periods prior to the Commercial Operation Date.

“Transmission Provider” means CAISO for the Chula Vista Facility, and CAISO for the Escondido Facility.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Transmission Service” means, if applicable, the transmission services pursuant to which the Transmission Provider transmits Output from the Delivery Point, as applicable.

“Unwind Fee” ***.

“WECC” means the Western Electricity Coordinating Council.

1.2 Rules of Interpretation.

1.2.1. General. Unless otherwise required by the context in which any term appears, (a) the singular includes the plural and vice versa; (b) references to “Articles,” “Sections,” “Schedules,” “Annexes,” “Appendices” or “Exhibits” (if any) are to articles, sections, schedules, annexes, appendices or exhibits hereof, (c) all references to a particular entity or an electricity or gas market price index include a reference to such entity’s or index’s successors and (if applicable) permitted assigns; (d) the words “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not to any particular Section or subsection hereof; (e) all accounting terms not specifically defined herein are to be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied; (f) references to this Agreement include a reference to all appendices, annexes, schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time; (g) the masculine includes the feminine and neuter and vice versa; (h) “including” means “including, without limitation” or “including, but not limited to”; and (i) the word “or” is not necessarily exclusive.

1.2.2. Terms Not to be Construed For or Against Either Party. Each term hereof shall be construed simply according to its fair meaning and not strictly for or against either Party. The Parties have jointly prepared this Agreement, and no term hereof shall be construed against a Party on the ground that the Party is the author of that provision.

1.2.3. Headings. The headings used for the sections and articles hereof are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions hereof.

1.2.4. Examples. Example calculations and other examples set forth herein are for purposes of illustration only and are not intended to constitute a representation, warranty or covenant concerning the example itself or the matters assumed for purposes of such example. If there is a conflict between an example and the text hereof, the text shall control.

1.2.5. Joint Obligations of MMC. Any obligation, covenant, waiver, indemnity or representation of or by “MMC” in this Agreement, an EEI Agreement, or any document or instrument ancillary hereto or thereto is without limitation, and an independently enforceable, mutually guarantied, joint and several obligation, covenant, waiver, indemnity and representation of each and all of MMCC, MMCE and MMCN.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 2
TERM

2.1 Term. This Agreement shall become effective on the date hereof (“Effective Date”) and, unless earlier terminated as provided herein, shall remain in effect until six months from the Commercial Operation Date and shall automatically renew month-to-month thereafter, until terminated on prior written notice given by either Party at least 60 days before the last day of the month in which termination is desired to be effective (the “Term”). In the event of a termination, any outstanding delivery and/or payment obligations, including those committed to by PPM with third parties respecting the Facilities in accordance with the Services, shall continue until fully performed or discharged. If MMC terminates prior to July 31, 2006, in addition to all other amounts due hereunder, MMC shall pay the Unwind Fee.

SECTION 3
REPRESENTATIONS AND WARRANTIES

3.1 PPM’s Representations and Warranties. PPM represents, covenants, and warrants to MMC that:

3.1.1. Organization. PPM is duly organized and validly existing under the laws of the State of Oregon.

3.1.2. Authority. PPM has the requisite corporate, legal, and regulatory power and authority to enter hereinto and to perform according to the terms hereof.

3.1.3. Corporate Actions. PPM has taken all actions required to be taken by it to authorize the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby.

3.1.4. No Contravention. The execution and delivery hereof do not contravene any provision of, or constitute a default under, any indenture, mortgage, security instrument or undertaking, or other material agreement to which PPM is a party or by which it is bound, or any valid order of any court, or any regulatory agency or other body having authority to which PPM is subject.

3.1.5. Valid and Enforceable Agreement. This Agreement is a valid and legally binding obligation of PPM, enforceable against PPM in accordance with its terms (except as the enforceability hereof may be limited by general principles of equity or bankruptcy, insolvency, bank moratorium or similar laws affecting credit-ors’ rights generally and laws restricting the availability of equitable remedies).

3.2 MMC’s Representations and Warranties. MMC represents, covenants, and warrants to PPM that:

3.2.1. Organization. MMCN, MMCC, and MMCE are each limited liability companies duly organized and validly existing under the laws of Delaware.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

3.2.2. Authority.

(a) MMCC (i) leases the Chula Vista Facility pursuant to a lease with at least five years’ term remaining from the date hereof; (ii) is not a load-serving entity; (iii) has the requisite corporate, legal and regulatory power and authority to enter hereinto and to perform according to the terms hereof, including all required regulatory authority to make wholesale sales from the Facility; (iv) has the power and authority to own and operate its businesses and properties, to own or lease the Premises and to conduct the business in which it currently engaged; and (v) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in each case in clauses (iii), (iv), and (v) where the failure would not result in a Material Adverse Effect.

(b) MMCE (i) owns the Escondido Facility; (ii) is not a load-serving entity; (iii) has the requisite corporate, legal and regulatory power and authority to enter hereinto and to perform according to the terms hereof, including all required regulatory authority to make wholesale sales from the Facility; (iv) has the power and authority to own and operate its businesses and properties, to own or lease the Premises and to conduct the business in which it currently engaged; and (v) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in each case in clauses (iii), (iv), and (v) where the failure would not result in a Material Adverse Effect.

(c) MMCN (i) owns 100% of the equity interests in MMCC and MMCE; (ii) is not a load-serving entity; (iii) has the requisite corporate, legal and regulatory power and authority to enter hereinto and to perform according to the terms hereof, including all required regulatory authority to make wholesale sales from the Facility; (iv) has the power and authority to own and operate its businesses and properties, to own or lease the property it occupies and to conduct the business in which it currently engaged; and (v) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in each case in clauses (iii), (iv), and (v) where the failure would not result in a Material Adverse Effect.

3.2.3. Actions. MMCC, MMCE, and MMCN have each taken all actions required to authorize the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby.

3.2.4. Familiarity with Requirements of Law. MMC is familiar with the requirements of and can comply with all Requirements of Law, including General Order 167.

3.2.5. No Contravention. The execution, delivery, performance and observance by MMCC, MMCE, and MMCN of their obligations hereunder do not and will not:

(a) contravene, conflict with or violate any provision of any material Requirements of Law presently in effect having applicability to MMC or any of MMC’s members;

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(b) require the consent or approval of or material filing or registration with any Governmental Authority or other person other than such consents and approvals which are (i) set forth in Exhibit 3.2.9 or (ii) required in connection with the operation or ownership of the Facility, described in Exhibit 3.2.9 and expected to be obtained in due course;

(c) Except to the extent it would not result in a Material Adverse Effect, result in a breach of or constitute a default under any material agreement, instrument or undertaking to which MMC is a party or by which the Premises or MMC is bound.

3.2.6. Valid and Enforceable Agreement. This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms (except as the enforceability hereof may be limited by general principles of equity or bankruptcy, insolvency, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies).

3.2.7. Litigation. No litigation, arbitration, investigation or other proceeding is pending or, to the best of MMC’s knowledge, threatened against any of MMCN, MMCC or MMCE, or against any of their members or managers with respect hereto or the transactions contemplated hereunder.

3.2.8. Accuracy of Information. No exhibit, contract, report or document furnished by MMC to PPM in connection with this Agreement, or the negotiation or execution hereof, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.2.9. Required Facility Documents. All Required Facility Documents are listed on Exhibit 3.2.9, are held by MMC and are valid and in full force and effect with any applicable appeal periods having expired. Pursuant to the Required Facility Documents, MMC holds as of the Effective Date, or will hold by the Commercial Operation Date, and covenants that it will hold during the Term, all rights and entitlements necessary to own and operate the Facility and to perform its duties under and deliver Net Output to PPM in accordance with this Agreement. No unusual or burdensome conditions are expected by MMC to be placed upon, or created by, any of the Required Facility Documents and the anticipated operation of the Facility complies with all applicable restrictive covenants affecting the Premises and all Requirements of Law.

3.3 No Other Representations or Warranties. Each Party acknowledges that it has entered hereinto in reliance upon only the representations and warranties set forth in this Agreement, and that no other representations or warranties have been made by the other Party with respect to the subject matter hereof.

3.4 Continuing Nature of Representations and Warranties; Notice. The representations and warranties set forth in this Section are made as of the Effective Date and deemed made continually throughout the Term. If at any time during the Term, any Party obtains actual knowledge of any event or information which causes any of the representations and warranties in this Section 3 to be materially untrue or misleading, such Party shall provide the other Party with written notice of the event or information, the representations and warranties affected, and the action, if any, which such Party intends to take to make the representations and warranties true and correct. The notice required pursuant to this Section shall be given as soon as practicable after the occurrence of each such event.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 4
SERVICES

4.1 Services. PPM will provide, and MMC hereby grants PPM the authority to perform and provide, the following scheduling and asset optimization services to MMC for each Facility from and after the Commercial Operation Date for such facility (the “Services”): PPM will manage the daily and intraday interface of the Facilities with the fuel and electricity marketplaces, including with the CAISO, bilateral electricity and natural gas markets and the pipelines serving the Facilities. The Services shall include:

4.1.1. Facility Dispatch. Subject to the parameters specified by MMC and the availability of each respective Facility on a day ahead basis (as day ahead is defined in the WECC preschedule calendar), as determined in MMC’s sole discretion in conformity with the terms hereof, PPM will submit energy and capacity bids and offers for the Facilities to the CAISO, serve as each Facility’s (or MMC’s, as applicable) Scheduling Coordinator, schedule the dispatch of the Facilities with the CAISO, communicate Outages and Deratings to the CAISO, and coordinate any dispatch with each Facility’s manager, receiving and validating the CAISO invoices.

4.1.2. Gas Scheduling. PPM will schedule and ship gas for each Facility, and manage any imbalances and pooling on natural gas pipelines created by each Facility.

4.1.3. Energy Purchases. PPM will purchase from MMC (and MMC will sell to PPM), act as MMC’s agent with respect to (which agency MMC grants and PPM accepts), transact in its own or MMC’s name as permitted under applicable law, and otherwise manage the Facilities’ Power Products. As determined appropriate by PPM, such transactions, including those under Section 6.7.2, will be documented as transactions under the EEI Agreements. PPM may at any time determine that any one or more, or all, transactions respecting energy or capacity generated by the Facility shall be sold to PPM as transactions pursuant to the EEI Agreements.

4.1.4. Gas Purchases and Control. PPM will control all gas usage by the Facilities, sell to MMC, act as MMC’s agent and/or contract marketer with respect to, acquire and transact in its own or MMC’s name as permitted under applicable law, and/or otherwise manage the Facilities’ gas requirements, and have all rights of MMC with respect to imbalances, pooling and otherwise on natural gas pipelines, and may acquire gas in MMC’s name, or transport in PPM’s name, so shipper will have title and all applicable law is otherwise complied with. PPM may at any time determine, in compliance with the foregoing, that any one or more, or all, transactions respecting gas or gas transportation relating to the Facility shall be sold to PPM as transactions pursuant to the EEI Agreement.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

4.1.5. CAISO and Bilateral Transactions. PPM may from time to time locate CAISO transactions or bilateral transactions with third parties having terms longer than day-ahead (as that term is used in the WECC Preschedule Calendar); in such event, PPM may request from MMC authority to execute such transactions if PPM reasonably expects that the Net Energy Revenues therefrom exceed the proportionate Budgeted Expectations for the time period, the transaction is of a term of less than five days, as provided in the Protocols. PPM acknowledges and agrees that, subject to the provisions of this Section 4.1.5 and the Protocols, final approval for the entering into any bilateral transaction rests solely with MMC in its sole discretion.

4.2 Direct Payment. All transactions relating to all of the foregoing services shall be structured to provide that any third party involved pays PPM directly, unless PPM determines otherwise.

4.3 Exclusivity. PPM shall be the exclusive provider of any services within the definition of Services to MMC during the Term. PPM shall have the exclusive right to obtain Power Products from, and manage the gas supply of, the Facilities for the Term; provided, however, that the Parties may mutually agree to specific transactions that cover a longer term. During the Term, MMC shall not sell any Power Products from the Facility to any party other than PPM. Until the Commercial Operation Date for each Facility, the Parties shall continue to perform under that certain Confirmation for Energy Management Services during Test Fire Period entered into May 5, 2006, under the EEI Agreements, without the need for further extending amendments of such Confirmation.

4.4 Ultimate Control. PPM shall file a FERC 205 Notice. As MMC shall have ultimate control regarding the dispatching of the Facilities for the generation of electric energy as provided in the Protocols and Sections 2.1 and 5.3, no FERC 203 Application shall be filed. If FERC determines that a FERC 203 Application is required, the Parties shall either (i) terminate this Agreement (with all payments and performance due on early termination remaining due to the maximum extent permitted under applicable law), (ii) modify or amend this Agreement so as to address any concerns of FERC to the extent such amendments or modifications are commercially reasonable and comply with Requirements of Law, or (iii) MMC shall file as quickly, and the Parties shall pursue successful acceptance of, as commercially reasonable, a FERC 203 Application as required by FERC.

SECTION 5
FUTHER COVENANTS RESPECTING SERVICES AND FACILITIES

5.1 Protocols. The Parties shall agree upon day ahead and intraday protocols for provision of the Services. These protocols shall include and not be limited to the Protocols.

5.2 Maintenance of Authorities. MMC agrees that it will, and maintain such personnel and authorities, Required Facility Documents, rights and authorizations as are necessary to enable it to, follow any instructions issued to it by PPM in connection with the foregoing, including the dispatch instantaneously to precision Net Output and the dispatch of schedules.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

5.3 MMC Operational Control. MMC will remain in charge of and responsible for the operations of the Facilities and the maintenance of the Premises, and will be responsible to maintain all contracts, rights, Required Facility Documents, Requirements of Law, and tariffs with third parties and Governmental Authorities as necessary for the operation of the Facilities, sale and transportation of natural gas and transmission of electricity.

5.4 EWG. MMC covenants that during the Term MMC shall, to the extent required to prevent MMC or any Facility from being regulated as a “Public Utility” pursuant to PUHCA or otherwise, cause MMC, as applicable, to be an EWG. During the Term, MMC shall maintain its EWG status (to the extent it is required by law to do so) and its authority to perform its obligations hereunder.

SECTION 6
PRICING OF SERVICES

6.1 Energy Costs. The monthly budgets for each Facility for the next eleven months from the Effective Date (the “Budgets”) are set forth on Exhibit 6.1 hereto. The Budgets set forth certain net revenue expectations agreed to by all Parties (“Budgeted Expectations”) and include certain operating costs for said Facility (the costs being “Energy Costs”). Budgeted Expectations do not include any revenue derived from or attributable to any matter respecting Resource Adequacy Requirements. MMC will update Budgets and Budgeted Expectations for each following twelve-month period two months before the commencement of such twelve-month period. PPM may in its discretion determine at any time before the commencement of the applicable twelve-month period that PPM does not wish to provide the Services with such a Budget, and terminate this Agreement as of the end of the then-applicable Budget’s twelve-month period, with MMC owing PPM the Unwind Fee and any other amounts due hereunder.

6.2 Inclusions. Energy Costs at a minimum shall include (but shall not double count any component):

6.2.1. the Fuel Price,

6.2.2. a “Variable O&M Charge”***,

6.2.3. “Start Costs” ***,

6.2.4. flow order penalties attributable to Facility Operations, and

6.2.5. any CAISO fees or charges incurred as a result of managing and dispatching the Facilities, and any other agreed to costs incurred to generate Power Products (excluding Liquidated Damages).

6.3 Exclusions. Energy Costs shall exclude (and so neither Budgeted Expectations nor Energy Costs once in the Budget may be adjusted on account of) without limitation any and all of the following:

6.3.1. all costs of emissions credits,

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.3.2. the Monthly Fee,

6.3.3. Liquidated Damages,

6.3.4. Pipeline Fixed Fees,

6.3.5. any other costs required to operate the Facilities or comply with applicable law, or

6.3.6. any other item that is not specifically set forth as a liquidated amount in the Energy Costs.

6.4 Energy Revenue. At the end of each month, the revenue received by PPM from Power Products, including revenue paid by PPM to MMC pursuant to Sections 6.7.2 and 9.1, shall be calculated as the “Energy Revenue” for each Facility (but shall not double count any component). Energy Revenue less Energy Costs is “Net Energy Revenue” for each Facility. Energy Revenue shall include all energy and/or capacity payments and other payments from the CAISO and bilateral electricity markets for ancillary services or energy (which, among other things, shall include congestion charges or related payments otherwise payable to MMC). Amounts received by PPM respecting a Facility that are on account of anything other than firing or committing the firing of the Facility shall be for PPM’s sole account and not be included in calculation of Energy Revenue. All other amounts received by PPM, including interest on collateral posted by counterparties, shall be for the account of PPM and excluded from the calculation of Energy Revenue. Costs and expenses deducted from amounts received when calculating Net Energy Revenue shall include all Energy Costs as defined above.

6.5 Payment to PPM. Net Energy Revenue shall be for the account of MMC, but PPM shall be entitled to withhold therefrom (i) its Monthly Scheduling Services Fee, (ii) Pipeline Fixed Costs, including any fixed fees or charges payable under the SDG&E or SoCal pipeline local distribution company applicable tariff relating to a Facility, (iii) Liquidated Damages, plus (iv) with respect to each Facility, *** of the amount by which Net Energy Revenue exceeds Budgeted Expectations, pro-rated for the period during which that Facility was Market-Place Dispatchable less than *** for that month, plus (v) all other amounts which MMC has agreed to pay or reimburse PPM pursuant hereto. If there is no Net Energy Revenue for a given month, PPM shall bill and MMC shall pay all the foregoing amounts to PPM as provided in Section 14. MMC shall further indemnify and hold PPM and its affiliates harmless from any and all claims brought by creditors of MMC against PPM or any affiliate of PPM alleging that PPM or such affiliate is holding moneys of MMC.

6.6 Limitation on PPM Obligations and Liabilities. Without limiting the generality of the limitations on the obligations or liabilities of PPM set forth elsewhere herein:

6.6.1. PPM shall not be obligated to pay MMC any money because Energy Revenue does not exceed Energy Costs for either Facility, except for purchased Power Products as provided in Section 6.7.2 below and reimbursement pursuant to Section 6.7.3 below.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.6.2. Under no circumstances shall PPM be liable for negative net margins, Energy Costs, or a Facility’s Net Energy Revenue not meeting or exceeding Budgeted Expectations.

6.6.3. PPM shall have no liability to MMC for any failure to sell Power Products, or use any gas, during the Term.

6.6.4. PPM will determine the strategy for bidding Power Products in the CAISO and bilateral markets in consultation with MMC as provided in the Protocols, and will not be liable to MMC in the event MMC subsequently disagrees with PPM’s past implementation of such strategy.

6.7 Further Terms Respecting Pricing. Without limiting the foregoing:

6.7.1. In the event of a negative spark spread, PPM will not, to the best of its reasonably exercised commercial judgment, dispatch a Facility unless there is an opportunity to receive payments from the CAISO pursuant to the CAISO Tariff or otherwise cause Energy Revenue to exceed Budgeted Expectations for that Facility when viewed in the context of all Power Product transactions. PPM may use commercial judgment when dispatching a Facility in determining whether there is a positive spark spread. As the gas price on intra-day decisions will not be known until the index settles two days after the dispatch decision, PPM will make a commercially reasonable decision, but will not be held liable for dispatching, if subsequent to such decision, a negative spark spread is determined to have existed or the conditions set forth in the first sentence of this Section 6.7.1 applied.

6.7.2. PPM may purchase any Power Products from MMC at ***.

6.7.3. If at a given time there is no positive spark spread available in the energy market, and PPM in its discretion elects to exchange energy on a Facility by scheduling day ahead or hourly against the Facility’s generating capacity, then PPM will reimburse MMC for any ancillary services capacity payment that would have been received had the Facility’s capacity been offered in the CAISO ancillary services market, as long as the Facility remains available for such period, by paying the higher of the clearing price of the day ahead ancillary services clearing price or the hour ahead ancillary services clearing price for the applicable hours. ***.

6.7.4. PPM shall be responsible for negligent errors or omissions made by it in dispatching or fuel balancing errors or omissions, but decisions made in good faith in accordance with the Protocols or economic outcomes do not constitute errors.

6.7.5. Energy Revenue includes all amounts received from contracts or other third party agreements, as well as regulatorily ordered or legally compelled arrangements, for the sale of electricity or capacity from a Facility.

6.7.6. Whether it is PPM or MMC who is responsible for the gas tariff and any charges associated pursuant to the applicable tariff and as acceptable to PPM’s requirements, all costs will be at the expense of MMC and be embedded as Pipeline Variable Costs and Pipeline Fixed Costs as applicable. During the Term, PPM will arrange with SDG&E with respect to PPM serving as a credit intermediary for the gas tariff of the Facility, with any such function to terminate no later than termination of this Agreement.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.7.7. Gas may be supplied from existing PPM inventory or rights or transactions entered into in the bilateral electricity or gas markets by PPM at PPM’s discretion.

6.7.8. For a period ending two weeks after the Effective Date, MMC may amend the Budget once based upon actual performance of the Facilities, provided that in such event, PPM may, if in its discretion these changes are considered by PPM to be commercially materially negative with regard to PPM, terminate this Agreement effective as soon as reasonably practical for PPM, without further obligation on the part of the Parties, other than completion of contracts already binding the output of the Facilities, payment by MMC to PPM of the Unwind Fee, and the obligations provided in this Agreement and the EEI Agreements as surviving termination shall survive.

6.7.9. Except as explicitly set forth herein, PPM shall not owe MMC any fees or other payments on account of this Agreement.

6.8 Monthly Scheduling Fee. In addition to the other amounts due hereunder, MMC shall pay PPM each month the Monthly Fee for each month or part thereof during the Term.

6.9 Rates Not Subject to Review. The rates for Services specified herein shall remain in effect until expiration of the Term, and shall not be subject to change for any reason, including regulatory review, absent agreement of the Parties. Neither Party shall petition FERC pursuant to the provisions of sections 205 or 206 of the Federal Power Act (16 U.S.G. § 792 et seq.) to amend such prices or terms, or support a petition by any other person seeking to amend such prices or terms, absent the agreement in writing of the other Party. Further, absent the agreement in writing by all Parties, the standard of review for changes hereto proposed by a Party, a non-party or the FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956).

SECTION 7
CONDITIONS PRECEDENT

7.1 Conditions Precedent. The obligations of the Parties under this Agreement are subject to the following conditions precedent:

7.1.1. MMC’s proof of ownership and right to conduct itself with the Facilities and their interconnection and fuelling in the manner contemplated herein.

7.1.2. The Parties meeting all Requirements of Law and having all authorities required by all applicable Electric System Authorities to perform this Agreement and the transactions contemplated herein.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

7.1.3. MMC and the Facilities will have all required emissions credits, CAISO certifications, FERC market-based rate authority, CEC and CPUC authorizations and approvals, interconnection agreements and authorizations and Required Facility Documents, in the correct name, as are required to perform this Agreement and the transactions contemplated hereunder. Specifically, MMC shall be responsible and confirm to PPM that is has complied with all requirements under sections 8 and 9 of the “California ISO Generator Interconnection Manual” located on the internet at: http:/lwww.caiso.comldocs/2003/06/09/200306090024421491.doc

7.1.4. MMC’s establishment of all record-keeping and other capabil¬ities required for compliance with General Order 167.

7.1.5. The Parties shall have all such control over any rights to deal with energy and gas as are required to perform this Agreement.

SECTION 8
PPM AS SCHEDULING COORDINATOR AND CONTRACT MARKETER

8.1 Scheduling Coordinator. PPM shall be the Scheduling Coordinator with the CAISO for the Facilities (or MMC, as applicable) during the term. MMC hereby indemnifies and agrees to hold PPM harmless from all liabilities associated with so serving, including any charges later assessed to the marketplace or certain classes of participants in the marketplace as a whole by CAISO, except to the extent such liabilities result from the gross negligence, fraud, or willful misconduct of PPM. PPM will perform its scheduling services hereunder as Scheduling Coordina¬tor as defined in the CAISO Tariff and pursuant to and consistent with the CAISO tariffs, protocols, operating procedures, and scheduling practices. PPM will provide these services in accordance with industry practice and the CAISO Protocols.

8.1.1. PPM shall pass through and bill MMC as part of Energy Costs for all CAISO fees, penalties and charges attributable to the services provided by PPM to MMC as Scheduling Coordinator. Subject to the provisions of Section 8.1, MMC shall be responsible for all CAISO fees, penalties and charges, including Grid Management Charges (“GMC”) applied to deviation amounts, market transmission transaction charges, including minimum load cost compensation charges, uninstructed energy settlements, congestion charges, allocation of excess and intermit-tent resources net deviation allocation charge, and associated credit charges.

8.1.2. MMC shall assume all liability and reimburse PPM for any for any fees, penalties, liabilities, assessments, or charges assessed by the CAISO that are part of Energy Costs whether billed to PPM or MMC, or that are incurred by PPM as a result of MMC’s negligent action failure to abide by the CAISO Tariff and CAISO Protocols. MMC and PPM shall cooperate to minimize imbalances and fees, liabilities, assessments, or similar charges assessed by the CAISO to the extent possible.

8.2 Contract Marketer. With respect to all of MMC’s contracts and rights with respect to gas and gas transportation, PPM will be designated as “Contract Marketer” as defined by the appropriate tariffs as may be changed from time to time. MMC will indemnify and hold PPM harmless from all liabilities associated with so serving.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 9
FURTHER COVENANTS RESPECTING ENERGY

9.1 Liquidated Damages. In addition to all other amounts due hereunder, and notwithstanding any provision to the contrary in the EEI Agreement or any definition or product definition therein or transaction thereunder, MMC shall pay PPM “Liquidated Damages” representing the cost to PPM of replacement Power Products, local distribution company charges or CAISO charges or penalties to cover a Forced Outage from a Facility, or any part thereof, or fees, penalties, charges, costs or losses otherwise incurred by PPM due to any action or inaction by MMC personnel, agents or contractors, or failures of MMC automatic dispatch systems, or failure of MMC internal or external communications, or default under or termination of this Agreement, except to the extent such action or inaction was a result of or in connection with the fraud, willful misconduct, or gross negligence of PPM. Without limiting the generality of the foregoing, MMC understands that Power Products may be remarketed by PPM in a manner that may render PPM liable to others for damages for such Power Products or parts thereof that are financially firm even if unit contingent, and that MMC is liable hereunder to reimburse PPM for any costs or losses for failure to deliver such Power Products or part thereof as Liquidated Damages. Liquidated Damages shall also include amounts due from MMC denominated as such pursuant to Section 10.1. MMC shall be responsible for Liquidated Damages for periods respecting which the Facilities are reported by MMC as available but do not perform as expected, and result in actual Liquidated Damages to PPM.

9.2 Title and Risk of Loss of Net Output. MMC shall deliver Net Output free and clear of all liens, claims and encumbrances. Title to and risk of loss of all Net Output shall transfer from MMC to PPM upon its delivery to PPM at the Delivery Point. MMC shall be deemed to be in exclusive control of, and responsible for, any damage or injury caused by, all energy up to and at the Delivery Point. PPM shall be deemed to be in exclusive control of, and responsible for, any damages or injury caused by, Net Output from the Delivery Point.

9.3 Further Assurances. At PPM’s request, the Parties shall execute such documents and instruments as may be reasonably required to effect recognition and transfer of the Power Products to PPM.

SECTION 10
FURTHER COVENANTS RESPECTING NATURAL GAS,

10.1 Fuel Price. PPM shall cause to be delivered or made available to the Facilities a quantity of gas equal to 100% of the total quantity of gas in MMbtu actually burned, vented, lost, unaccounted for, or otherwise used by the Facilities on such Gas Day plus Pipeline Variable Costs. PPM shall price all gas sold to the Facility based on the following parameters. ***.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 11
PERFORMANCE OF THE FACILITY

11.1 Facility Dispatch. Subject to Section 4.4, MMC shall cause the Facilities to perform as directed by PPM as follows:

11.1.1. Dispatch and scheduling of Power Products as determined by PPM pursuant to the terms hereof.

11.1.2. Facility turbine starts, as determined by PPM.

11.1.3. Facility turbine ramp rates, as each Facility is technically capable of performing.

11.2 Costs and Charges. MMC shall be responsible for paying or satisfying when due all costs or charges imposed in connection with the scheduling and delivery of Net Output up to and at the Delivery Point, including transmission costs, Transmission Service, and transmission line losses. Without limiting the generality of the foregoing, MMC shall bear all costs associated with the modifications to Interconnection Facilities or the System (including system upgrades).

11.3 Costs of Ownership and Operation. Without limiting the generality of any other provision hereof, MMC shall be solely responsible for paying when due (a) all costs of owning and operating the Facility in compliance with existing and future Requirements of Law and the terms and conditions hereof, and (b) all taxes and charges (however characterized) now existing or hereinafter imposed on or with respect to the Facilities, its operation, or on or with respect to emissions or other environmental impacts of the Facilities, including any such tax or charge (however characterized) to the extent payable by a generator of such energy.

11.4 Station Service. MMC shall be responsible for arranging and obtaining, at its sole risk and expense, any station service required by the Facilities.

11.5 Taxes. MMC shall pay or cause to be paid when due, or reimburse PPM for, all existing and any new sales, use, excise, ad valorem, and any other similar taxes, imposed or levied by any Governmental Authority on the generation or on the sale of Power Products, regardless of whether such taxes are imposed on PPM or MMC under Requirements of Law.

11.6 Standard of Facility Operation.

11.6.1. General. At MMC’s sole cost and expense, MMC shall operate, maintain and repair the Facility and the Interconnection Facilities in accordance with (i) the applicable and mandatory standards, criteria and formal guidelines of FERC and any Electric System Authority; (ii) the Required Facility Documents; (iii) the Generation Interconnection Agreement; (iv) all Requirements of Law; (v) the requirements hereof, and (vi) Prudent Electrical Practice.

11.6.2. CAISO Standards. PPM and MMC shall perform all generation, scheduling and transmission services in compliance with all applicable operating policies, criteria, rules, guidelines and tariffs of the CAISO and Prudent Electrical Practices. MMC shall comport and comply with any conditions, modifications, amendments or additions to the applicable CAISO Tariff and protocols.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

11.7 Fines and Penalties.

11.7.1. MMC shall pay when due all fines, penalties, or legal costs incurred by MMC or for which MMC is legally responsible for noncompliance by MMC, its agents, employees, contractors or subcontractors, with respect to any provision hereof, any agreement, commitment, obligation or liability incurred in connection with this Agreement or the Facility or any Requirements of Law, except where such fines, penalties or legal costs are being contested in good faith by MMC, its agents or contractors through appropriate proceedings and MMC has set aside and funded adequate reserves or posted security to cover such fines, penalties or legal costs in the event of an adverse determination to the extent required under generally accepted accounting principles.

11.7.2. If fines, penalties, or legal costs are assessed against PPM by any Governmental Authority due to noncompliance by MMC with any Requirements of Law, or if the performance of MMC is delayed or stopped by order of any Governmental Authority due to MMC’s noncompliance with any Requirements of Law, MMC shall indemnify and hold harmless PPM against any and all losses, liabilities, damages, and claims suffered or incurred by PPM as a result (except to the extent MMC’s non-compliance resulted from or was in connection with the gross negligence, fraud, or willful misconduct of PPM).

11.7.3. MMC shall reimburse PPM for all fees, damages, or penalties imposed on PPM by any Governmental Authority, other person or to other utilities for violations to the extent caused by a default by MMC or a failure of performance by MMC hereunder (except to the extent MMC’s default or failure to perform was caused by or resulted from the gross negligence, fraud, or willful misconduct of PPM).

11.8 Interconnection. MMC shall be responsible for the costs and expenses associated with interconnection of the Facility at the Delivery Point, including the costs of any System upgrades beyond the Delivery Point necessary to interconnect the Facility with System and to allow the delivery of energy to the Delivery Point. MMC agrees that it shall have no claims hereunder against PPM with respect to any requirements imposed by or damages caused by (or allegedly caused by) acts or omissions of Interconnection Provider, in connection with the Generation Interconnection Agreement or otherwise.

11.9 Coordination with System. MMC shall be responsible for the coordination and synchronization of the Facility’s equipment with the System, and shall be solely responsible for (and shall defend and hold PPM harmless against) any damage that may occur as a direct result of MMC’s breach of the Generation Interconnection Agreement, except to the extent MMC’s breach was caused by or was a result of the gross negligence, fraud, or willful misconduct of PPM).

11.10 Outages.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

11.10.1. Planned Outages. Except as otherwise provided herein, MMC shall only schedule Planned Outage during the months of March, April and May, except to the extent a Planned Outage is reasonably required (i) to enable a vendor to satisfy a guarantee requirement in a situation in which the vendor is not otherwise able to perform the guarantee work at a time other than during one of the months specified above or (ii) to comply with Prudent Electrical Practices and such work is not otherwise reasonably able to be performed during the above-specified months. MMC shall provide PPM with an annual forecast of Planned Outages for each Contract Year at least one month, but no more that three months, before the first day of that Contract Year, and shall promptly update such schedule, or otherwise change it only to the extent that MMC is reasonably required to change it in order to comply with Prudent Electrical Practices.

11.10.2. Maintenance Outages. If MMC reasonably determines that it is necessary to schedule a Maintenance Outage, MMC shall notify PPM of the proposed Maintenance Outage as soon as practicable but in any event at least five days before the Outage begins. Upon such notice, the Parties shall plan the Maintenance Outage to mutually accommodate the reasonable requirements of MMC and the service obligations of PPM; provided, however, that MMC shall take all reasonable measures and use best efforts consistent with Prudent Electrical Practices to not schedule any Maintenance Outage during the months of March, April and May. Notice of a proposed Maintenance Outage shall include the expected start date and time of the Outage, the amount of generation capacity of the Facility that will not be available, and the expected completion date and time of the Outage. MMC shall give PPM notice of the Maintenance Outage within ten minutes after MMC determines that the Maintenance Outage is necessary. PPM shall promptly respond to such notice and may request reasonable modifications in the schedule for the Outage. MMC shall use all reasonable efforts to comply with any request to modify the schedule for a Maintenance Outage provided that such change has no substantial impact on MMC. MMC shall notify PPM of any subsequent changes in generation capacity available to PPM as a result of such Maintenance Outage or any changes in the Maintenance Outage completion date and time. As soon as practicable, any notifications given orally shall be confirmed in writing. MMC shall take all reasonable measures and exercise its best efforts consistent with Prudent Electrical Practices to minimize the frequency and duration of Maintenance Outages.

11.10.3. Forced Outages. MMC shall within ten minutes provide to PPM an oral report, via telephone to a number specified by PPM, of any Forced Outage of the Facility. This report shall include the amount of the generation capacity of the Facility that will not be available because of the Forced Outage and the expected return date of such generation capacity. MMC shall within ten minutes update the report as necessary to advise PPM of changed circumstances. MMC shall take all reasonable measures and exercise its best efforts consistent with Prudent Electrical Practices to avoid Forced Outages and to minimize their duration.

11.10.4. Notice of Deratings and Outages. Without limiting the foregoing, MMC will inform PPM, via telephone to a number specified by PPM, of any major limitations, restrictions, Deratings or Outages known to MMC affecting the Facility for the following day and will within ten minutes update MMC’s notice to the extent of any material changes in this information.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

11.11 Expansion. If MMC elects to increase, at its own expense, the ability of the Facility to deliver Net Output through any means, including replacement or modification of turbines or related infrastructure, such Facility as modified shall be subject to the terms hereof, provided that the Monthly Fee shall be increased by the same percentage by which the Net Output capability of the Facility was increased.

SECTION 12
FACILITY INFORMATION

12.1 Metering. Metering shall be performed at the location and in the manner specified in the Generation Interconnection Agreement. All quantities of energy purchased shall reflect Net Output. MMC shall bear all costs relating to all metering equipment.

12.2 Meter Data. Upon written request by PPM, MMC shall promptly request the Interconnection Provider or Transmission Provider in writing to provide any and all meter or other data associated with the Facility and Net Output directly to PPM. PPM shall have the right to provide such data to any Electric System Authority.

12.3 PPM’s Right to Monitor. During the Term, MMC shall permit PPM and its advisors and consultants to perform such examinations, inspections, and quality surveillance as, in PPM’s reasonable judgment, are appropriate and advisable, provided such activities take place during business hours and after no less than three days’ written notice.

12.4 Exculpation. PPM is under no obligation to exercise any of these monitoring rights provided for herein and, having exercised any such rights, is under no obligation to communicate or take action with respect to any information discovered as a result of monitoring. Without limiting the generality of the foregoing, although PPM will in good faith pass on to MMC information discovered of which it becomes aware, PPM shall have no liability to MMC for failing to advise it or incorrectly advising it, of associated activities or omissions, including any condition, damages, circumstances, infraction, fact, act, omission or disclosure discovered or not discovered by PPM with respect to the Facility or any contractor.

12.5 Electronic Communications. MMC shall provide such real time data to PPM on the same basis on which MMC receives the data (e.g., if MMC receives the data in four second intervals, PPM shall also receive the data in four second intervals). MMC shall install a dedicated direct communication circuit (which may be by common carrier telephone or internet connection) between PPM and the control center in the Facility’s control room or such other communication equipment as the Parties may agree. MMC shall maintain an electronic fault log of operations of the Facility during each hour of the Term commencing on the Commercial Operation Date. MMC shall provide PPM with a copy of the electronic fault log within 30 days after the end of the calendar month to which the fault log applies.

12.6 Maintenance Information. MMC shall provide to PPM a report summarizing the results of maintenance performed during each Maintenance Outage, Planned Outage, and any Forced Outage, and upon request of PPM any of the technical data obtained in connection with such maintenance;

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

12.7 Documents to Governmental Authorities. After sending or filing any statement, application, and report or any document with any Governmental Authority or Electric System Authority relating to operation and maintenance of the Facility, MMC shall promptly provide to PPM a copy of the same.

12.8 Notice of Material Adverse Events. MMC shall promptly notify PPM of receipt of written notice or actual knowledge by MMC of the occurrence of any event of default under any material agreement to which MMC is a party and of any other development, financial or otherwise, which would have a material adverse effect on MMC or a Facility.

12.9 Notice of Litigation. Following its receipt of written notice or actual knowledge of the commencement of any action, suit, and proceeding before any court or Governmental Authority which would, if adversely determined, materially and adversely affect the ability of MMC, MMCC, or MMCE to perform its obligations under this Agreement or cause a Material Adverse Effect, MMC shall promptly give notice to PPM of the same.

12.10 Additional Information. MMC shall provide to PPM such other information respecting the condition or operations of MMCC, MMCE or the Facilities as PPM may, from time to time, reasonably request.

12.11 Financial and Accounting Information. If PPM or one of its Affiliates determines that, under the Financial Accounting Standards Board’s revised Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), it may hold a variable interest in MMC, but it lacks the information necessary to make a definitive conclusion, MMC hereby agrees to provide sufficient financial and ownership information so that PPM or its Affiliate may confirm whether a variable interest does exist under FIN 46. If PPM or its Affiliate determines that, under FIN 46, it holds a variable interest in MMC, MMC hereby agrees to provide sufficient financial and other information to PPM or its Affiliate so that PPM may properly consolidate the entity in which it holds the variable interest and/or present the disclosures required by FIN 46. PPM shall reimburse MMC for MMC’s reasonable costs and expenses, if any, incurred in connection with PPM’s requests for information under this Section. Notwithstanding the foregoing, MMC and PPM acknowledge and agree that, in the event of such a determination, they shall endeavor to make such commercially reasonable amendments or modifications to this Agreement so as to avoid such treatment under FIN 46.

12.12 Access Rights. Upon reasonable prior notice and subject to the prudent safety requirements of MMC, MMC shall provide PPM and its authorized agents, employees and inspectors with reasonable access during business hours to the Facilities for all purposes.

SECTION 13
CREDIT

13.1 Default Security. Within five days of the Effective Date, and continuing at all times until 98 days following the end of the Term, MMC shall post and maintain in favor of PPM a Letter of Credit in the amount of $***. If MMC fails to pay any amount due to PPM within the time provided for payment hereunder, PPM shall be entitled to and shall draw upon the Letter of Credit from time to time an amount equal to the amount unpaid, and MMC shall be required to replenish or reinstate the Letter of Credit up to the amount specified in this Section. Without limiting its other remedies hereunder, subject to the provisions set forth herein, PPM shall also be entitled to draw upon the Letter of Credit for damages arising if this Agreement is terminated because of MMC’s default.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

13.2 Annual and Quarterly Financial Statements. If requested by PPM from time to time, MMC shall provide PPM with copies of its most recent annual and quarterly financial statements prepared in accordance with generally accepted accounting principles; provided, however, to the extent such financial statements are, or will be, otherwise publicly available, PPM shall obtain the financial statement through such publicly available sources.

13.3 Security is Not a Limit on MMC’s Liability. The security contemplated by this Section: (a) constitutes security for, but is not a limitation of, MMC’s obligations hereunder, and (b) shall not be PPM’s exclusive remedy for MMC’s failure to perform in accordance with this Agreement.

SECTION 14
BILLINGS, COMPUTATIONS AND PAYMENTS

14.1 Payment Settlement. Settlement of all payments shall occur by the 25th day of the month following the month in which performance was rendered and if such 25th day is not a business day then on the next business day occurring after such 25th day; provided, however, that all such settlements shall be subject to adjustment when the true costs are received from the CAISO, generally 90 days from the end of a month, but in no event shall an adjustment be made more than one year after the end of the applicable month.

14.2 Offsets. PPM may offset any payment due hereunder against amounts owing from MMC to PPM pursuant hereto or any other agreement between the Parties.

14.3 Interest on Late Payments. Any amounts that are not paid when due hereunder shall bear interest at the Contract Interest Rate from the date due until paid.

14.4 Disputed Amounts. If either Party, in good faith, disputes any amount due pursuant to an invoice rendered hereunder, such Party shall notify the other Party of the specific basis for the dispute and, if the invoice shows an amount due, shall pay that portion of the statement that is undisputed, on or before the due date. Any such notice shall be provided within one year of the date of the invoice in which the error first occurred. If any amount disputed by such Party is determined to be due the other Party, or if the Parties resolve the payment dispute, the amount due shall be paid within five days after such determination or resolution, along with interest at the Contract Interest Rate from the date due until the date paid.

14.5 Audit Rights. Each Party, through its authorized representatives, shall have the right, at its sole expense upon reasonable notice and during normal business hours, to examine and copy the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made hereunder or to verify the other Party’s performance of its obligations hereunder. Upon request, each Party shall provide to the other Party statements evidencing the quantities of energy delivered at the Delivery Point. If any statement is found to be inaccurate, a corrected statement shall be issued and any amount due thereunder will be promptly paid and shall bear interest at the Contract Interest Rate from the date of the overpayment or underpayment to the date of receipt of the reconciling payment. Notwithstanding the foregoing, no adjustment shall be made with respect to any statement or payment hereunder unless a Party questions the accuracy of such payment or statement within two years after the date of such statement or payment.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 15
DEFAULTS AND REMEDIES

15.1 Defaults by Either Party. The occurrence of any of the following constitutes an event of default by that Party:

15.1.1. A Party’s failure to make a payment when due hereunder if the failure is not cured within ten days after such payment is due.

15.1.2. A Party (i) makes an assignment for the benefit of its creditors; (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or has such a petition filed against it and such petition is not withdrawn or dismissed within 60 days after such filing; (iii) becomes insolvent; or (iv) is unable to pay its debts when due.

15.1.3. A Party’s breach of a representation or warranty made by that Party herein if the breach is not cured within 30 days after the non-defaulting Party gives the defaulting Party a notice of the default.

15.1.4. An Event of Default under an EEl Agreement.

15.1.5. A Party otherwise fails to perform any material obligation imposed upon that Party by this Agreement if the failure is not cured within 30 days after the non-defaulting Party gives the defaulting Party notice of the default; provided, however, that, upon written notice from the defaulting Party, this 30 day period shall be extended by an additional 60 days if (a) the failure cannot reasonably be cured within the 30 day period despite diligent efforts, (b) the default is capable of being cured within the additional 60 day period, and (c) the defaulting Party commences the cure within the original 30 day period and is at all times thereafter diligently and continuously proceeding to cure the failure.

15.2 Defaults by MMC. The occurrence of any of the following constitutes an event of default by MMC:

15.2.1. MMC’s failure to post, increase, maintain or replenish the Letter of Credit.

15.2.2. MMC’s default under any agreement with third parties relating to the ownership, interconnection, operation, transmission from, maintenance or repair of the Facility, and failure to cure such default within the time required under such agreement, after the expiration of applicable notice, cure and waiver periods, if such default results in a Material Adverse Effect.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

15.2.3. MMC’s receipt of notice of foreclosure of the Facility or any part thereof by a lender, mechanic or materialman, or any other holder of an unpaid lien or other charge or encumbrance if the same results in a Material Adverse Effect.

15.2.4. MMC otherwise causes a Material Adverse Effect on PPM.

15.2.5. Violation of General Order 167.

15.2.6. MMC’s sale of any Power Products from a Facility to a party other than PPM.

15.2.7. MMC’s failure to maintain any Material Facility Document, after the expiration of applicable notice, cure and waiver periods.

15.3 Termination and Remedies. Upon the occurrence of, and during the continuation of, an event of default hereunder, the non-defaulting Party shall be entitled to all remedies available hereunder and at law or in equity, and may terminate this Agreement by notice to the other Party designating the date of termination and delivered to the defaulting Party no less than ten days before such termination date. Further, during the continuation of default by MMC, and until it has recovered all damages incurred on account of such default by MMC, without exercising its termination right, PPM may offset its damages against any payment due MMC. The rights contemplated by this Agreement are cumulative and not exclusive such that the exercise of one or more rights shall not constitute a waiver of any other rights. In the event of a termination hereof, each Party shall pay or turn over to the other all amounts due the other hereunder for all periods prior to termination, subject to offset by the non-defaulting Party against damages incurred by such Party. The provisions of Sections 1, 6.5, 6.7, 8, 9, 11.7, 11.9, 12.11, 13.1, 14, 15.3, 16, 20, 21 and 25 shall survive the termination hereof.

SECTION 16
INDEMNIFICATION AND LIMITS ON LIABILITY

16.1 Indemnities.

16.1.1. Indemnity by MMC. MMC shall release, indemnify and hold harmless PPM, its directors, officers, agents, and representatives against and from the claims of any third party for any and all loss, fines, penalties, claims, actions or suits, including costs and attorney’s fees, both at trial and on appeal, whether or not suit is brought, resulting from, or arising out of or in any way connected with (i) the performance by MMC of its obligations hereunder, (ii) any violation of General Order 167, and (iii) the existence, discovery, release or discharge of any environmental contamination on or under the Premises, including any loss, claim, action or suit, for or on account of injury, bodily or otherwise, to, or death of, persons, or for damage to, or destruction or economic loss of property, excepting only to the extent such loss, claim, action or suit as may be caused by the fault, fraud, or gross negligence of PPM, its directors, officers, employees, agents or representatives.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

16.1.2. Indemnity by PPM. PPM shall release, indemnify and hold harmless MMC, its directors, officers, agents, and representatives against and from the claims of any third party for any and all loss, fines, penalties, claims, actions or suits, including costs and attorney’s fees, both at trial and on appeal, whether or not suit is brought, resulting from, or arising out of or in any way connected with the performance by PPM of its obligations hereunder, including any loss, claim, action or suit, for or on account of injury, bodily or otherwise, to, or death of, persons, or for damage to, or destruction or economic loss of property, excepting only to the extent such loss, claim, action or suit as may be caused by the fault, fraud, or gross negligence of MMC, its directors, officers, employees, agents or representatives.

16.2 Limitation on Damages. IN NO EVENT SHALL THE LIABILITY OF PPM FOR ANY AND ALL BREACHES OR DEFAULTS BY IT HEREUNDER OR UNDER AN EEI AGREEMENT, OR UNDER ANY DOCUMENT, INSTRUMENT OR TRANSACTION ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH, EXCEED $*** IN THE AGGREGATE. EXCEPT TO THE EXTENT SUCH DAMAGES ARE INCLUDED IN ANY LIQUIDATED DAMAGES, INDEMNIFICATION FOR THIRD PARTY DAMAGES, OR OTHER SPECIFIED MEASURE OF DAMAGES EXPRESSLY PROVIDED FOR HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, PUNITIVE, INDIRECT, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER SUCH DAMAGES ARE ALLOWED OR PROVIDED BY CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, STATUTE OR OTHERWISE. THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. NOTHING IN THIS SECTION RESTRICTS OR LIMITS THE OBLIGATIONS OF MMC ARISING PURSUANT TO SECTIONS 8 OR 9.1 HEREOF.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 17
INSURANCE

17.1 Required Policies and Coverages. Without limiting any liabilities or any other obligations of MMC hereunder, MMC shall secure and continuously carry with an insurance company or companies rated not lower than “A-” by the A.M. Best Company the insurance coverage specified on Exhibit 17 during the periods specified on Exhibit 17.

17.2 Certificates and Certified Copies of Policies. MMC shall provide PPM with a certified “true and correct” copy of the insurance policies, provisions and endorsements contemplated by Exhibit 17 within ten days after the date by which such policies are required to be obtained (as set forth in Exhibit 17). The certificate (a) shall not include the legend “certificate is not evidence of coverage” or any statement with similar effect, (b) the insurer shall have a firm obligation to provide PPM with 30 days’ prior written notice of coverage modifications (not merely an obligation to “endeavor” or words of similar effect), and (c) shall be endorsed by a person who has authority to bind the insurer. Within 30 days after the date by which such policies are required to be obtained, MMC shall provide PPM with a certified “true and correct” copy of the insurance policies, provisions and endorsements contemplated by Exhibit 17. If any coverage is written on a “claims-made” basis, the certification accompanying the policy shall conspicuously state that the policy is “claims made.”

SECTION 18
FORCE MAJEURE

18.1 Definition of Force Majeure. “Force Majeure” or “an event of Force Majeure” means an event that (a) is not reasonably anticipated as of the date hereof, (b) is not within the reasonable control of the Party affected by the event, (c) is not the result of such Party’s negligence or failure to act, and (d) could not be overcome by the affected Party’s use of due diligence in the circumstances. Force Majeure includes, but is not restricted to, events of the following types (but only to the extent that such an event, in consideration of the circumstances, satisfies the tests set forth in the preceding sentence): acts of God; fire; explosion; civil disturbance; sabotage; action or restraint by court order or Governmental Authority not arising out of failure to obtain a Required Facility Document (as long as the affected Party has not applied for or assisted in the application for, and has opposed to the extent reasonable, such court or government action). Notwithstanding the foregoing, none of the following constitute Force Majeure: (i) Fuel Cost or availability of fuel to operate the Facility; (ii) economic hardship, including lack of money; (iii) for an MMC claim of Force Majeure, delay or failure of MMC to obtain any Required Facility Document; (iv) MMC’s ability to sell the Power Products at a price greater than the price set forth in this Agreement; or (v) a Forced Outage not caused by a Force Majeure event.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

18.2 Force Majeure Does Not Affect Other Obligations. No obligations of either Party that arose before the Force Majeure causing the suspension of performance or that arise after the cessation of the Force Majeure shall be excused by the Force Majeure. The Monthly Fee shall continue to be due and payable during the pendency of a Force Majeure. In no event shall a Force Majeure or a Forced Outage excuse MMC from paying Liquidated Damages or the Unwind Fee whenever applicable.

SECTION 19
NOTICES

19.1 Addresses and Delivery Methods. All notices, requests, statements or payments shall be made to the addresses set out below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been given when received or hand delivered. Notice by overnight mail or courier shall be deemed to have been given on the date and time evidenced by the delivery receipt.

To MMC	Denis Gagnon Chief Financial Officer MMC Energy, Inc. 26 Broadway, Suite 907 New York, NY 10004 Telefacsimile: (212) 785-7640 fax

with a copy to:	Dean M. Colucci, Esq. DLA Piper Rudnick Gray Cary US LLP 1251 Avenue of the Americas New York, New York 10020 Telefacsimile: (212) 884-8494

To PPM:	PPM Energy, Inc. 1125 NW Couch Street Suite 700 Portland, OR 97209 Attention: Contract Administration Telefacsimile: (503) 796-6937

with a copy to:	PPM Energy, Inc. 1125 NW Couch Street Suite 700 Portland, OR 97209 Legal Department Attention: Christian Yoder, Esq. and Jeremy D. Weinstein, Esq. Telefacsimile: (503) 796-6907 and (925) 943-3105

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

19.2 Changes of Address. The Parties may change any of the persons to whom such notices are addressed, or their addresses, by providing written notices thereof in accordance with this Section.

SECTION 20
CONFIDENTIALITY

20.1 Confidential Business Information. The following constitutes “Confidential Business Information,” whether oral or written: (a) the Parties’ proposals and negotiations concerning this Agreement, made or conducted prior to the date hereof, (b) this Agreement and the terms hereof, (c) information provided hereunder, (d) the matters learned by MMC in connection with performance of the Protocols, (e) the matters learned by PPM in connection with the Facilities’ operations, and (f) any information ever delivered by PPM to MMC relating to the market prices of energy and methodologies for their determination or estimation. MMC and PPM each agree to hold such Confidential Business Information wholly confidential. Such Confidential Business Information may only be used by the Parties for purposes related to the approval, administration or enforcement hereof and for no other purpose.

20.2 Duty to Maintain Confidentiality. Each Party agrees not to disclose Confidential Business Information to any other person (other than its Affiliates, counsel, consultants, lenders, prospective lenders, purchasers, prospective purchasers, contractors providing services to the Facility, employees, officers and directors who agree to be bound by the provisions of this Section), without the prior written consent of the other Party, provided that either Party may disclose Confidential Business Information, if and to the extent such disclosure is required: (i) by Requirements of Law, (ii) pursuant to an order of a court or regulatory agency, or (iii) in order to enforce this Agreement or to seek approval hereof. In the event a Party is required by law or by a court or regulatory agency to disclose Confidential Business Information, such Party shall to the extent possible notify the other Party at least three Business Days in advance of such disclosure.

20.3 Proprietary Trade Secrets. MMC understands that this Agreement and the structure of the provision of the Services hereunder constitutes a proprietary trade secret and know-how of PPM, and that disclosure thereof in any manner other than in the course of the performance of its terms would damage if not destroy the value thereof to PPM.

20.4 Press Releases. Each Party agrees not to issue any press release or other public announcement of the relationship of the Parties or the terms hereof without the express prior written consent of the other Party.

20.5 Irreparable Injury; Remedies. Each Party agrees that violation of the terms of this Section constitutes irreparable harm to the other, and that the harmed Party may seek any and all remedies available to it at law or in equity, including injunctive relief.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 21
DISAGREEMENTS

21.1 Negotiations. The Parties shall attempt in good faith to resolve all disputes arising out of, related to or in connection with this Agreement promptly by negotiation, as follows. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Executives of the Parties at levels one level above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 30 days after the referral of the dispute to such senior executives, or if no meeting of such senior executives has taken place within 15 days after such referral, either Party may initiate litigation as provided hereinafter if neither Party has requested that the dispute be mediated in accordance with Section 21.2 below. All negotiations pursuant to this Section are confidential.

21.2 Mediation. If the dispute is not resolved within 30 days after the referral of the dispute to senior executives, or if no meeting of senior executives has taken place within 15 days after such referral, either Party may request that the matter be submitted to nonbinding mediation. If the other Party agrees, the mediation will be conducted in accordance with the Construction Industry Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Construction Disputes) of the American Arbitration Association (the “AAA”), as amended and effective on July 1, 2003 (the “Mediation Procedures”), notwithstanding any Dollar amounts or Dollar limitations contained therein.

(a) The Party requesting the mediation may commence the mediation process with AAA by notifying AAA and the other Party in writing (“Mediation Notice”) of such Party’s desire that the dispute be resolved through mediation, including therewith a copy of the Dispute Notice and the response thereto, if any, and a copy of the other Party’s written agreement to such mediation.

(b) The mediation shall be conducted through, by and at the office of AAA located in Portland, Oregon.

(c) The mediation shall be conducted by a single mediator. The Parties may select any mutually acceptable mediator. If the Parties cannot agree on a mediator within five days after the date of the Mediation Notice, then the AAA’s Arbitration Administrator shall send a list and resumes of three available mediators to the Parties, each of whom shall strike one name, and the remaining person shall be appointed as the mediator. If more than one name remains, either because one or the other Parties have failed to respond to the AAA’s Arbitration Administrator within five days after receiving the list or because one or the other Parties have failed to strike a name from the list or because all Parties strike the same name, the AAA’s Arbitration Administrator will choose the mediator from the remaining names. If the designated mediator shall die, become incapable or, unwilling to, or unable to serve or proceed with the mediation, a substitute mediator shall be appointed in accordance with the selection procedure described above in this Section 21.2(c), and such substitute mediator shall have all such powers as if he or she has been originally appointed herein.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(d) The mediation shall consist of one or more informal, nonbinding meetings between the Parties and the mediator, jointly and in separate caucuses, out of which the mediator will seek to guide the Parties to a resolution of the dispute. The mediation process shall continue until the resolution of the dispute, or the termination of the mediation process pursuant to Section 21.2(f). The costs of the mediation, including fees and expenses, shall be borne equally by the Parties.

(e) All verbal and written communications between the Parties and issued or prepared in connection with this Section 21.2 shall be deemed prepared and communicated in furtherance, and in the context, of dispute settlement, and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as admission or otherwise) in any litigation or other proceedings for the resolution of the dispute.

(f) The initial mediation meeting between the Parties and the mediator shall be held within 20 days after the Mediation Notice. Either Party may terminate the mediation process upon or after the earlier to occur of (A) the failure of the initial mediation meeting to occur within 20 days after the date of the Mediation Notice, (B) the passage of 30 days after the date of the Mediation Notice without the dispute having been resolved, or (C) such time as the mediator makes a finding that there is no possibility of resolution through mediation.

(g) All deadlines specified in this Section 21.2 may be extended by mutual agreement.

21.3 Place of Contract Formation; Choice of Forum. MMC and PPM acknowledge and agree that this Agreement has been made and entered into as of the date first set forth above in the City of Portland, Oregon. Each Party irrevocably consents and agrees that any legal action or proceeding arising out of this Agreement or the actions of the Parties leading up to the Agreement shall be brought exclusively in the United States District Court for the District of Oregon, Portland Division, or if such court does not have jurisdiction, in the Circuit Court for Multnomah County, Oregon. By execution and delivery hereof, each Party (a) accepts the exclusive jurisdiction of such court and waives any objection that it may now or hereafter have to the exercise of personal jurisdiction by such court over each Party, (b) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court arising out of such documents or actions, (c) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceedings arising out of such documents brought in such court (including any claim that any such suit, action or proceeding has been brought in an inconvenient forum), (d) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as set forth herein, and (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

21.4 Settlement Discussions. The Parties agree that no statements of position or offers of settlement made in the course of the dispute process described in this Section will be offered into evidence for any purpose in any litigation between the Parties, nor will any such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation. At the request of either Party, any such statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

21.5 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF THE PARTIES FOR ENTERING HEREINTO. EACH PARTY HEREBY WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER, IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.

SECTION 22
GENERAL

22.1 Parties not Joint Venturers. Nothing contained herein creates an association, trust, partnership or joint venture or imposes a trust, partnership or fiduciary duty, obligation or liability on or between the Parties.

22.2 Non-Reliance. The Parties acknowledge and understand that PPM is not acting as a financial, investment or commodity trading advisor for MMC and has not given MMC directly or indirectly any assurance, guaranty or representation whatsoever as to the merits of this Agreement or any transaction or expected performance of any transaction. MMC acknowledges and understands that the Services and arrangements set forth herein are not exclusive to MMC and that PPM may transact in a manner similar as set forth herein with any other third party. MMC is not relying upon any advice or representations, whether written or oral, of PPM other than the representations expressly set forth in an EEl Agreement or this Agreement. MMC has made and will make its own decisions, including decisions regarding the suitability of this Agreement, based upon its own judgment and upon the advice from such professional advisors as it deems necessary to consult. In the event that any Services or obligation set forth in this Agreement jeopardize PPM’s FERC market-based rate tariff, PPM shall be permitted to terminate this Agreement immediately without fault or penalty.

22.3 Choice of Law. This Agreement shall be interpreted and enforced in accordance with the laws of the state of Oregon, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

22.4 Legal Compliance. The Parties do not intend to violate any laws governing the subject matter hereof. If any of the terms hereof are determined to be invalid, illegal or void as being contrary to any applicable law or public policy, all other terms of this Agreement shall remain in effect. The Parties shall use best efforts to amend this Agreement to reform or replace any terms determined to be invalid, illegal or void, such that the amended terms (a) comply with and are enforceable under applicable law, (b) give effect to the intent of the Parties in entering hereinto, and (c) preserve the balance of the economics and equities contemplated by this Agreement in all material respects.

22.5 Further Assurances. The Parties shall execute and deliver such further documents and instruments and take such further action as may reasonably be required to fulfill the essential intent and purposes hereof, and to comply with its terms.

22.6 Waivers. No waiver of any provision hereof shall be effective unless the waiver is set forth in a writing that (a) expressly identifies the provision being waived, and (b) is signed by the Party waiving the provision. A Party’s waiver of one or more failures by the other Party in the performance of any of the provisions hereof shall not be construed as a waiver of any other failure or failures, whether of a like kind or different nature.

22.7 Restriction on Assignments. Except as expressly provided in this Section 22, neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.

22.8 Integration Clause. This Agreement and the EEI Agreements represent the entire agreement between the Parties and it supersedes all prior agreements, proposals, representations, negotiations, discussions or letters, whether oral or in writing, regarding the subject matter hereof. In the event of a conflict between this Agreement and the EEI Agreement, this Agreement will prevail. No modification hereof shall be effective unless it is in writing and signed by all Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names as of the date first above written.

MMC ENERGY NORTH AMERICA LLC	PPM ENERGY, INC.
a Delaware limited liability company	an Oregon corporation

By: /s/ Karl W. Miller	By: /s/ Trevor Mihalik
Karl W. Miller	Trevor Mihilik
Chief Executive Officer	Vice President, Controller

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

MMC CHULA VISTA LLC	MMC ESCONDIDO LLC
a Delaware limited liability company	a Delaware limited liability company

By: /s/ Karl W. Miller	By: /s/ Karl W. Miller
Karl W. Miller	Karl W. Miller
Chief Executive Officer	Chief Executive Officer

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT M

LIST OF MATERIAL FACILITY DOCUMENTS

Interconnection Agreements:

•
Dispersed Generating Company, LLC’s (assignor & successor-in-interest of RAMCO) release of assignment of SDG&E Interconnection Agreement & Expedited Interconnection Facilities Agreement to MMC Chula Vista, LLC. & MMC Escondido, LLC. Dated 4/14/2001.

•	Historical notice to FERC - Expedited Interconnection Facilities Agreement between SDG&E and RAMCO, Inc.. Covers RAMCO Escondido facility. Dated 4/26/2001.

•	Historical notice to FERC - Expedited Interconnection Facilities Agreement between SDG&E and RAMCO, Inc.. Covers RAMCO Chula Vista facility. Dated 4/26/2001.

Air Permits:

•	County of San Diego, Air Pollution Control District “Permit to Operate”. Permit #976039 covers MMC Chula Vista, LLC, and expires February 2007.

•	County of San Diego, Air Pollution Control District “Permit to Operate”. Permit #976038 covers MMC Escondido, LLC, and expires February 2007.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT N

NERC EVENT TYPES

Event Type	Description of Outages
U1[1]
Unplanned (Forced) Outage-Immediate - An outage that requires immediate removal of a unit from service, another outage state or a Reserve Shutdown state. This type of outage results from immediate mechanical/electrical/hydraulic control systems trips and operator initiated trips in response to unit alarms.

U2[1]
Unplanned (Forced) Outage-Delayed - An outage that does not require immediate removal of a unit from the in-service state but requires removal within six (6) hours. This type of outage can only occur while the unit is in service.

U3[1]
Unplanned (Forced) Outage-Postponed - An outage that can be postponed beyond six hours but requires that a unit be removed from the in-service state before the end of the next weekend. This type of outage can only occur while the unit is in service.

SF
Startup Failure - An outage that results from the inability to synchronize a unit within a specified startup time period following an outage or Reserve Shutdown. A startup period begins with the command to start and ends when the unit is synchronized. An SF begins when the problem preventing the unit from synchronizing occurs. The SF ends when the unit is synchronized or another SF occurs.

MO
Maintenance Outage - An outage that can be deferred beyond the end of the next weekend, but requires that the unit be removed from service before the next planned outage. (Characteristically, a MO can occur any time during the year, has a flexible start date, may or may not have a predetermined duration and is usually much shorter than a PO.)

ME
Maintenance Outage Extension - An extension of a maintenance outage (MO) beyond its estimated completion date. This is typically used where the original scope of work requires more time to complete than originally scheduled. Do not use this where unexpected problems or delays render the unit out of service beyond the estimated end date of the MO.

PO
Planned Outage - An outage that is scheduled well in advance and is of a predetermined duration, lasts for several weeks and occurs only once or twice a year. (Boiler overhauls, turbine overhauls or inspections are typical planned outages.)

PE
Planned Outage Extension - An extension of a planned outage (PO) beyond its estimated completion date. This is typically used where the original scope of work requires more time to complete than originally scheduled. Do not use this where unexpected problems or delays render the unit out of service beyond the estimated end date of the PO

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1 These event types are all contributors to the FOR & EFOR calculations in the reports section.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Exhibit P: Protocols

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***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT 3.2.9

LIST OF REQUIRED FACILITY DOCUMENTS

Interconnection Agreements:

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Dispersed Generating Company, LLC’s (assignor & successor-in-interest of RAMCO) release of assignment of SDG&E Interconnection Agreement & Expedited Interconnection Facilities Agreement to MMC Chula Vista, LLC. & MMC Escondido, LLC. Dated 4/14/2001.

•	Historical notice to FERC - Expedited Interconnection Facilities Agreement between SDG&E and RAMCO, Inc.. Covers RAMCO Escondido facility. Dated 4/26/2001.

•	Historical notice to FERC - Expedited Interconnection Facilities Agreement between SDG&E and RAMCO, Inc.. Covers RAMCO Chula Vista facility. Dated 4/26/2001.

Air Permits:

•	County of San Diego, Air Pollution Control District “Permit to Operate”. Permit #976039 covers MMC Chula Vista, LLC, and expires February 2007.

•	County of San Diego, Air Pollution Control District “Permit to Operate”. Permit #976038 covers MMC Escondido, LLC, and expires February 2007.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT 6.1

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***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT 17

REQUIRED INSURANCE

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***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Contact List Exhibit

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***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.